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                                    Item 77D

Massachusetts Investors Trust added disclosure regarding the percentage limitation of short sales to 5% of net assets, as described in the statement of additional information contained in Post-Effective Amendment No. 83 to the Registration Statement (File Nos. 2-11401 and 811-203), as filed with the Securities and Exchange Commission via EDGAR on April 30, 2003. Such description is incorporated herein by reference.